Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Hancock Jaffe Laboratories, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated April 13, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 incorporated by reference in the Prospectus included in the Registration Statement, as amended.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 30, 2018